UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 27, 2015

Date of Report (date of earliest event reported)

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 27, 2015, PCTEL, Inc. (“PCTEL” or “the Company”), acquired substantially all of the assets of, and assumed certain specified liabilities of, Nexgen Wireless, Inc., an Illinois corporation (“Nexgen”), pursuant to an Asset Purchase Agreement dated as of February 27, 2015 (the “Acquisition Agreement”) among PCTEL, Nexgen, Bhumika Thakkar 2012 Irrevocable Trust Number One, Bhumika Thakkar 2012 Irrevocable Trust Number Two, and Jigar Thakkar (collectively, such trusts and Mr. Thakkar are the “Nexgen Shareholders”), and Bhumika Thakkar (collectively with Nexgen and the Nexgen Shareholders, the “Nexgen Parties”).

The business of Nexgen is based in Schaumburg, Illinois. Nexgen provides Meridian™, a network analysis tool portfolio, and engineering services. Nexgen’s Meridian software product portfolio translates real-time network performance data into engineering actions to optimize operator performance. Meridian, with its modules of Network IQ™, Subscriber IQ™, and Map IQ™, supports crowd-based, cloud-based data analysis to enhance network performance. Nexgen provides performance engineering, specialized staffing, and trend analysis for carriers, infrastructure vendors, and neutral hosts for 2G, 3G, 4G, and LTE networks.

The purchase price was $20.5 million in cash paid at the closing of the transaction, with a potential performance-based earn-out valued at up to $2.0 million, which brings the total potential consideration to $22.5 million. The earn-out is dependent on the achievement of revenue-based goals pertaining to the acquired business for the period commencing on March 1, 2015 and ending on April 30, 2016. The cash consideration paid was provided from PCTEL’s existing cash. The assets acquired consisted primarily of intellectual property (including trade names), working capital (accounts receivable, accounts payable and accrued liabilities), fixed assets and customer relationships.

The Company does not have any material relationship with the Nexgen Parties, other than in respect of the Acquisition Agreement and the transactions provided for therein.

Under the Acquisition Agreement, the Nexgen Parties are required to indemnify PCTEL against losses resulting from breaches of representations and warranties contained in the Acquisition Agreement, breaches of various covenants contained in the Acquisition Agreement and liabilities of Nexgen not explicitly assumed by PCTEL. The indemnification obligations relating to representations and warranties generally survive until September 30, 2016, with certain exceptions as to which longer survival periods apply. An escrow arrangement has been established under the Acquisition Agreement for the benefit of PCTEL to provide security for a portion of the indemnification obligations. The Nexgen Parties are bound by non-competition covenants under the Acquisition Agreement, which generally survive until February 27, 2019.

PCTEL will continue the employment of 160 employees of Nexgen. Mr. Thakkar will remain with the acquired business as PCTEL’s newly-appointed Vice President, Network Analytics, under an employment arrangement that includes non-competition covenants for the duration of his employment with PCTEL and for 12 months thereafter (which covenants are in addition to his non-competition covenants under the Acquisition Agreement described above). PCTEL has assumed Nexgen’s existing lease for Nexgen’s facility and offices in Schaumburg, Illinois and will operate the acquired business from that location.

A copy of the Acquisition Agreement is filed as Exhibit 2.1 hereto and is incorporated by reference into this Current Report. The description of the Acquisition Agreement set forth above is only a summary of the material terms of that agreement and is qualified in its entirety by the text of the Acquisition Agreement.

A copy of the Company’s press release dated March 2, 2015 announcing the acquisition is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

PCTEL will file financial statements for the acquired business, as required under Item 9.01 of Form 8-K, as soon as practicable pending reconciliation of such financial statements to the requirements of United States generally accepted accounting principles, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01 of Form 8-K.

(b) Pro Forma Financial Information.

PCTEL will file pro forma financial statements for the acquired business, as required under Item 9.01 of Form 8-K, as soon as practicable pending reconciliation of the historical financial statements of the business acquired to the requirements of United States generally accepted accounting principles, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01 of Form 8-K.

(d) Exhibits.

2.1(a) Acquisition Agreement (Asset Purchase Agreement) dated February 27, 2015, by and among PCTEL, Nexgen Wireless, Inc., and other parties.

99.1 Press release, dated February 27, 2015, announcing the acquisition by PCTEL of the assets of Nexgen Wireless, Inc.

(a)	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Acquisition Agreement have been omitted from this Current Report. The Company agrees to supplementally furnish a copy of such schedules to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2015

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer